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                                                                  Exhibit (8)(a)


                               CUSTODIAN AGREEMENT
                               -------------------

               THIS AGREEMENT is made as of this 1st day of April, 1992 by and between THE ARCH FUND, INC., a Maryland corporation (the "Fund"), and MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION, located in St. Louis Missouri, a national bank ("Mercantile" or the "Bank").

                              W I T N E S S E T H :

               WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), currently offers shares of Common Stock classified in five separate investment portfolios (each a "Portfolio") and classes or subclasses of shares in each such Portfolio (such shares, of all classes and subclasses, are herein called the "Shares");

               WHEREAS, the Fund wishes to appoint Mercantile to serve as custodian of the Fund's current and future Portfolios, and Mercantile is willing to furnish such services to such existing and future Portfolios; and

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Fund and Mercantile, intending to be legally bound hereby, agree as follows:

               1. APPOINTMENT. The Fund hereby appoints Mercantile to act as custodian of the portfolio securities, cash and other property of the Fund for the period and on the terms set forth in this Agreement. Mercantile accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 23 of this Agreement. The Fund may from time to time issue additional Portfolios or classes and sub-classes or classify and reclassify Shares of such current or future Portfolios or classes and sub-classes. Mercantile shall identify to each such Portfolio property belonging to such Portfolio and, in such reports, confirmations and notices to the Fund called for under this Agreement shall identify the Portfolio to which such report, confirmation or notice pertains. Mercantile agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

                  2. DELIVERY OF DOCUMENTS. The Fund has furnished Mercantile with copies properly certified or authenticated of each of the following:


                  (a) Resolutions of the Fund's Board of Directors authorizing the appointment of Mercantile as custodian of the portfolio securities, cash and other property of the Fund and approving this Agreement;


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                  (b) Board Resolutions and signature certificates identifying and containing the signatures of the Fund's officers and/or other persons authorized to issue Oral Instructions, transmit Electronic Instructions, and sign Written Instructions, as hereinafter defined, on behalf of the Fund;

                  (c) The Fund's Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland on September 9, 1982 and all Articles of Amendment and Articles Supplementary thereto (such Articles of Incorporation, as currently in effect and as they shall from time to time be amended, are herein called the "Articles");

                  (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as currently in effect and as it shall from time to time be amended, are herein called the "By-Laws");

                  (e) The Amended and Restated Advisory Agreement between Mississippi Valley Advisors Inc. (the "Adviser") and the Fund dated as of April 1, 1991 (such Advisory Agreement as presently in effect and with any future addenda is herein called the "Advisory Agreement");

                  (f) The following agreements, each of which is dated as of April 1, 1988: the Administration Agreement between The Boston Company Advisors, Inc. (the "Administrator") and the Fund (such Administration Agreement as presently in effect and with any future addenda is herein called the "Administration Agreement"); the Amended and Restated Distribution Agreement between TBC Funds Distributor, Inc. (the "Distributor") and the Fund (such Distribution Agreement as presently in effect and with any future addenda is herein called the "Distribution Agreement"); and the Amended and Restated Transfer Agency Agreement between Provident Financial Processing Corporation (the "Transfer Agent") and the Fund (such Transfer Agency Agreement as presently in effect and with any future addenda is herein called the "Transfer Agency Agreement");

                  (g) Each Servicing Agreement between a Service Organization (as defined in the Prospectuses, including any affiliates of the Adviser or Mercantile or its affiliate banks) and the Fund (collectively, the "Servicing Agreements");

                  (h) The Fund's current Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), as filed with the SEC on March 25, 1991 (File No. 2-79285) relating to the Shares, and all amendments thereto;

                  (i) The Fund's most recent prospectus or prospectuses (such prospectus or prospectuses as currently in

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effect and all amendments and supplements thereto are herein called the
"Prospectus"); and

                  (j) Before entering into a transaction regulated by the Commodity Futures Trading Commission ("CFTC"), a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or (ii) a letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that the CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

               The Fund will furnish Mercantile from time to time with copies of all amendments of or supplements to the foregoing, if any, as may be requested by the Bank in the performance of its duties hereunder.

               3. DEFINITIONS.

                  (a) "AUTHORIZED PERSONS." As used in this Agreement, the term "Authorized Person" means the Fund's President, Treasurer, and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral, Electronic and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or such other Certificate listing persons duly authorized to give such Oral, Electronic and Written Instructions on behalf of the Fund as may be received by Mercantile from time to time.

                  (b) "BOOK-ENTRY SYSTEM." As used in this Agreement, the term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities its successor or successors and its nominee or nominees, any book-entry system maintained by a clearing agency or transfer agent registered with the SEC pursuant to Section 17A of the Securities Exchange Act of 1934 and any other securities depository organized to facilitate clearance and settlement of certain exempt-securities transactions, use of which has been approved by resolutions adopted by the Fund's Board of Directors as specified in Paragraph 7.

                  (c) "ELECTRONIC INSTRUCTIONS." As used in this Agreement, the term "Electronic Instructions" means instructions with respect to orders in connection with the purchase or sale of securities and other investments or other securities-related transactions for the account of the Fund transmitted through

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electronic data processing or computer facilities, PROVIDED that such Electronic
Instructions indicate the identity of the Authorized Person transmitting such orders, and received by Mercantile from an Authorized Person or from a person reasonably believed by Mercantile to be an Authorized Person. Such Electronic Instruction shall be promptly reduced to printed form or retained in electronic form that can be reduced to printed form and maintained pursuant to requirements in the 1940 Act and the rules thereunder.

                  (d) "ORAL INSTRUCTIONS." As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by Mercantile from an Authorized Person or from a person reasonably believed by Mercantile to be an Authorized Person. The Fund agrees to deliver to Mercantile Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by an Authorized Person employed by the Adviser or an affiliate in which case the Adviser or its affiliate shall forward such Written Instructions), at the time and in the manner specified in Paragraph 8(b) of this Agreement.

                  (e) "PROPERTY." The term "Property," as used in this Agreement, means:

                       (i) any and all securities and other property which the Fund may from time to time deposit, or cause to be deposited, with Mercantile or which Mercantile may from time to time hold for the Fund;

                       (ii) all income in respect of any of such securities or other property;

                       (iii) all proceeds of the sale of any of such securities or other property; and

                                    (iv)  all proceeds of the sale of securities
issued by the Fund, which are received by Mercantile from time to time from or on behalf of the Fund.

                  (f) "WRITTEN INSTRUCTIONS." As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, or facsimile sending device, and received by Mercantile and signed by the requisite Authorized Person(s).

               4. DELIVERY AND REGISTRATION OF THE PROPERTY. The Fund will deliver or cause to be delivered to Mercantile all securities and all moneys owned by it, including cash received for the issuance of Shares, at any time during the period of this Agreement. Mercantile will not be responsible for such securities and such moneys until actually received by it. All securities delivered to Mercantile (other than in bearer form)

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shall be registered in the name of the Fund or in the name of a nominee of the
Fund or in the name of Mercantile or any nominee of Mercantile, or in the name of any sub-custodian or any nominee of any such sub-custodian appointed pursuant to Paragraph 6 hereof, or shall be properly endorsed and in form for transfer satisfactory to Mercantile.

               5. RECEIPT AND DISBURSEMENT OF MONEY.

                  (a) Mercantile shall open and maintain a separate custodial account or accounts in the name of the Fund, subject only to draft or order by Mercantile acting pursuant to the terms of this Agreement and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund. Mercantile shall make payments of cash to or for the account of such Portfolio from such cash only (i) for the purchase of securities as provided in Paragraph 13 hereof; (ii) for the redemption of Shares as provided in subparagraph (b) of Paragraph 9 hereof; (iii) upon receipt of Written Instructions, for the payments of interest, dividends, taxes, or custodial, transfer agency, administration, distribution or advisory fees or expenses which are to be borne by the Fund under the terms of this Agreement, the Transfer Agency Agreement the Advisory Agreement, the Administration Agreement, the Service Agreements and the Distribution Agreement, (iv) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by a Portfolio and held by or to be delivered to Mercantile; (v) to a sub-custodian pursuant to Paragraph 6 hereof; or (vi) upon receipt of Written Instructions, for other proper Fund purposes. No payment pursuant to (i) above shall be made unless Mercantile has received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate.

                  (b) Mercantile is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the account of the Fund.

               6. RECEIPT AND WITHDRAWAL OF SECURITIES.

                  (a) Except as provided by Paragraph 7 hereof, Mercantile shall hold and physically segregate in a separate account identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of the Fund. All such securities and non-cash property are to be held or disposed of by Mercantile for the Fund pursuant to the terms of this Agreement. Mercantile shall maintain records of all receipts, deliveries and locations of such securities, together with a current inventory thereof. Mercantile shall conduct periodic physical inspections of certificated securities (including sampling counts and two

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semi-annual complete physical counts per year to be conducted and certified to the Fund by Mercantile's Chief Internal Audit officer) and surveys of securities held in Book-Entry Systems and maintain controls of cash, securities and other investments entrusted to it under this Agreement in such manner as Mercantile shall determine from time to time to be advisable in order to verify the accuracy of such inventory, PROVIDED, however, that Mercantile may, at its own expense, enter into sub-custodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by Mercantile for the account of the Fund pursuant to this Agreement; PROVIDED that each such sub-custodian arrangement has been approved by Board resolution for book-entry use in accordance with Paragraph 3(b) and FURTHER PROVIDED that such bank or trust company agrees with Mercantile to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Under such sub-custodian agreements as applicable, Mercantile may deposit the securities of the Fund in the Book-Entry System, under an arrangement which complies with the provisions of Rule 17f-4 or Rule 17f-5 under the 1940 Act pursuant to Paragraph 7 hereof. With respect to securities or cash held by any sub-custodian appointed pursuant to Rule 17f-5 under the 1940 Act, Mercantile may rely upon certificates from such sub-custodian as to the holdings of such sub-custodian, it being understood that such reliance in no way relieves Mercantile of its responsibilities under this Agreement. Mercantile will promptly report to the Fund the results of the Bank's inspections, indicating any shortages or discrepancies uncovered thereby, and take appropriate action to remedy any such shortages or discrepancies. No delivery of securities subject to a sale as provided in Paragraph 14 hereof shall be made unless Mercantile has received a copy of the broker's or dealer's confirmation or other invoice as appropriate. In the absence of Electronic or Written Instructions accompanied by a certified resolution of the Fund's Board of Directors authorizing the specific transaction, Mercantile shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any director, officers employee or agent of the Fund withdraw any securities. Mercantile shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Fund harmless from any losses related to or arising out of the acts and omissions of any sub-custodian that it might choose pursuant to this Paragraph 6 except that Mercantile shall not be liable for any loss resulting from or caused by direction of the Fund to maintain custody of any Property in a foreign country, including but not limited to losses resulting from nationalization, expropriation, currency restrictions or acts of war or terrorism.


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                  (b) Where securities are transferred to an account of the Fund established pursuant to Paragraph 7 hereof, Mercantile shall also, by book-entry or otherwise, identify as belonging to the appropriate Portfolio of the Fund the quantity of securities in a fungible bulk of securities registered in the name of Mercantile (or its nominee) or shown in Mercantile's accounts on the books of the Book-Entry System. At least monthly and from time to time, Mercantile shall furnish the Fund's accountant with a detailed statement of the Property held for each Portfolio of the Fund under this Agreement as well as a list of all security transactions that remain unsettled at such time and notification of any security transactions that fail to settle on contracted settlement dates.

               7. USE OF BOOK-ENTRY SYSTEM. The Fund shall deliver to Mercantile certified resolutions of the Board of Directors of the Fund approving, authorizing and instructing Mercantile on a continuous and on-going basis until instructed to the contrary by Oral or Written instructions actually received by Mercantile (i) to deposit in the Book-Entry System all securities of the Fund eligible for deposit therein and (ii) to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

                  (a) Securities and any cash of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Mercantile in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Mercantile and its sub-custodian(s), if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

                  (b) All books and records maintained by Mercantile which relate to the Fund's participation in the Book-Entry System will at all times during Mercantile's regular business hours be open to the inspection of the Fund's duly authorized employees or agents and the Fund will be furnished with all information in respect of the services rendered to it as it may require.

                  (c) Mercantile will provide the Fund with copies of any report obtained by Mercantile on the system of internal accounting control of the Book-Entry System within ten days after receipt of such a report by Mercantile. Mercantile will also provide the Fund with such reports on its own system of internal control at least annually and as the Fund may reasonably request from time to time pursuant to Paragraph 6 hereunder.


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               8. INSTRUCTIONS CONSISTENT WITH ARTICLES AND BY-LAWS.

                  (a) Unless otherwise provided in this Agreement, Mercantile shall act only upon Oral and Written Instructions, PROVIDED that with respect to the purchase or sale of securities on behalf of the Fund, Mercantile shall be entitled to act upon Electronic Instructions. Although Mercantile may know of the provisions of the Fund's Articles and By-Laws, Mercantile may assume that any Oral, Written or Electronic Instructions received hereunder are not in any way inconsistent with any provisions of such Articles or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.

                  (b) Mercantile shall be entitled to rely upon any Oral, Written, or Electronic Instructions actually received by Mercantile pursuant to this Agreement. The Fund agrees to forward to Mercantile Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by an Authorized Person who is an employee of the Adviser or its affiliates wherein the Adviser or its affiliate shall forward such Written Instructions) in such manner that the Written Instructions are received by Mercantile by the close of business of the same day that such Oral Instructions are given to Mercantile. The Fund agrees that the fact that such confirming Written Instructions are not received by Mercantile shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that Mercantile shall incur no liability to the Fund in acting upon Oral Instructions given to Mercantile hereunder concerning such transactions, PROVIDED such instructions reasonably appear to have been received from an Authorized Person.

                  (c) Mercantile shall be entitled to rely upon Electronic Instructions actually received by Mercantile pursuant to this Agreement with respect to orders for the purchase and sale of securities or other securities-related transactions for the Fund's account, PROVIDED that such Electronic Instructions as received by Mercantile are promptly reduced to printed form or retained in electronic form that can be reduced to printed form as required above in Paragraph 3. The Fund agrees that Mercantile shall incur no liability to the Fund in acting upon Electronic Instructions given to Mercantile hereunder concerning such transactions, PROVIDED that Mercantile reasonably believes such instructions have been received from an Authorized Person.

               9. TRANSACTIONS NOT REQUIRING INSTRUCTIONS. Mercantile is authorized to take the following action without Oral or Written Instructions:


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                  (a) DEPOSITS OF PROCEEDS OF ISSUANCE OF SHARES. Mercantile
shall collect and receive for the account of the appropriate Portfolio of the Fund all payments received in payment for Shares issued by the Fund.

                  (b) REDEMPTIONS. Upon receipt of notice by the Fund's Transfer Agent stating that such Transfer Agent is required to redeem Shares and specifying the number and Portfolio class or sub-class of Shares which such Transfer Agent is required to redeem and the date and time the request or requests for redemption were received by the Distributor, Mercantile shall either (i) pay to such Transfer Agent, for distribution to the redeeming Shareholder, the amount payable to such Shareholder upon the redemption of such Shares as determined in the manner described in the then current Prospectus, or
(ii) arrange for the direct payment of such redemption proceeds by Mercantile to the redeeming Shareholder in accordance with such procedures and controls as are mutually agreed upon from time to time by and among Mercantile, the Fund and the Fund's Transfer Agent.

                  (c) COLLECTION OF INCOME AND OTHER PAYMENTS. Mercantile shall:

                      (i) collect and receive for the account of the Fund, all income and other payments and distributions, including (without limitation) stock dividends, rights, warrants and similar items, included or to be included in the Property, and shall promptly advise the Fund of such receipt and shall credit such income, as collected, to the Fund's custodian account or accounts on behalf of the appropriate Portfolio;

                      (ii) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received;

                      (iii) receive and hold for the account of the Fund on behalf of the appropriate Portfolio all securities received as a distribution on the portfolio securities of the Fund as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities of the Fund held by Mercantile hereunder;

                      (iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and


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                      (v) take any action which may be necessary and proper in
           connection with the collection and receipt of such income, payments and other Property and the endorsement for collection of checks, drafts, and other negotiable instruments.

                  (d) MISCELLANEOUS TRANSACTIONS. Mercantile is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                      (i) for the exchange of interim receipts of temporary securities for definitive securities; and

                      (ii) for transfer of securities into the name of the Fund or Mercantile or a nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; PROVIDED that, in any such case, the new securities are to be delivered to Mercantile.

               10. TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral, Electronic or Written Instructions as specified below and not otherwise, Mercantile shall:

                  (a) consistent with the requirements of Paragraph 13 hereunder, upon the receipt of Oral, Written, or Electronic Instructions, be authorized to deliver or cause to be delivered securities and other investments against payment or other consideration or written receipt therefor for examination by a broker selling for the account of the Company in accordance with street delivery custom; and consistent with the requirements of Paragraph 14 hereunder, be authorized to pay for securities upon receipt;

                  (b) execute and deliver to such persons as may be designated in Oral or Written Instructions, proxies, consents, authorizations, and other instruments whereby the authority of the Fund as owner of any securities may be exercised;

                  (c) deliver any securities held for the Fund to such persons as may be designated in Oral or Written Instructions in exchange for other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, or the exercise of any conversion privilege;

                  (d) deliver any securities held for the Fund to any protective committee, reorganization committee or other person as may be designated in Oral or Written Instructions in

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connection with the liquidation, reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

                  (e) make such transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in said Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation, recapitalization or sale of the Fund;

                  (f) release securities belonging to the Fund to any bank or trust company as may be designated in Written Instructions, for the purpose of pledge or hypothecation to secure any loan incurred by the Fund, PROVIDED, however, that securities shall be released only upon payment to Mercantile of the moneys borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan; and

                  (g) under Oral, Electronic or Written Instructions, pay out moneys of the Fund in connection with any repurchase agreement entered into on behalf of the Fund, but only upon the delivery of the securities; and release and deliver securities held by the Fund in connection with such repurchase agreement, but only upon receipt of payment therefor.

               11. SEGREGATED ACCOUNTS.

                  (a) Mercantile shall, upon receipt of Written or Oral Instructions, establish and maintain a segregated account or accounts on its records for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Fund with the procedures required by a securities or options exchange, PROVIDED such procedures comply with the 1940 Act and Release No. 40-10666 or any subsequent release or releases of the SEC relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

                  (b) Mercantile may enter into separate sub-custodial agreements with various futures commission merchants ("FCMs") that the Fund uses (each an "FCM Procedural Agreement"),

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



pursuant to which the Fund's margin deposits in any transactions involving futures contracts and options on futures contracts will be held by Mercantile in accounts (each an "FCM Account") subject to the disposition by the FCM involved in such contracts in accordance with the customer contract between FCM and the Fund, SEC rules governing such segregated accounts, CFTC rules and the rules of the applicable commodities exchange. Such FCM Procedural Agreements shall only be entered into upon receipt of Written Instructions from the Fund which state that (i) a customer agreement between the FCM and the Fund has been entered into; and (ii) the Fund is in compliance with all the rules and regulations of the CFTC. Transfers of initial margin shall be made into an FCM Account only upon Written Instructions; transfers of premium and variation margin may be made into an FCM Account pursuant to Electronic or Oral Instructions. Transfers of funds from an FCM Account to the FCM for which Mercantile holds such an account may only occur upon certification by the FCM to Mercantile that pursuant to the FCM Agreement and the contract between the Fund and the FCM, all conditions precedent to its right to give Mercantile such instruction have been satisfied.

               12. DIVIDENDS AND DISTRIBUTIONS. The Fund shall furnish Mercantile with appropriate evidence of action by the Fund's Board of Directors declaring and authorizing the payment of any dividends and distributions to the Shareholders. Upon receipt by Mercantile of Written Instructions with respect to dividends and distributions declared by the Fund's Board of Directors and payable to the Shareholders who have elected in the proper manner to receive their distributions and/or dividends in cash, and in conforming with procedures mutually agreed upon by Mercantile, the Fund, and the Fund's Transfer Agent, Mercantile shall pay to the Fund's Transfer Agent, as agent for the Shareholders, an amount equal to the amount indicated in said Written Instructions as payable by the Fund to such Shareholders for distribution in cash by the Transfer Agent to such Shareholders. In lieu of paying the Fund's Transfer Agent cash dividends and distributions, Mercantile may arrange for the direct payment of cash dividends and distributions to Shareholders by Mercantile in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Mercantile and the Fund's Transfer Agent.

               13. PURCHASES OF SECURITIES. Promptly after each decision by the Adviser to purchase securities on behalf of a Portfolio, the Fund, through the Adviser, shall deliver to Mercantile, Oral or Electronic Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities; (b) the number of shares or the principal amounts purchased and accrued interest, if any; (c) the date of purchase and settlement; (d) the purchase price per unit; (e) the total amount payable upon such purchase; (f) the

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



Portfolio of the Fund for which the purchase was made; and (g) the name of the person from whom or the broker through whom the purchase was made. Mercantile shall, upon receipt of securities purchased by or for the Fund, pay out of the moneys held for the account of the appropriate Portfolio of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, PROVIDED that the same conforms to the total amount payable and the Portfolio as set forth in such Oral or Electronic Instructions. The Fund agrees that Mercantile shall incur no liability to the Fund in acting upon such purchase transactions without the broker's or dealer's confirmation or payee's invoice in those cases where settlement occurs on the same or next business day and is thereby prior to the receipt of such confirmation or invoice, PROVIDED that such confirmation or invoice as the case may be is promptly transmitted to the Fund's accountant responsible to review and reconcile the Fund's records with the records of the Custodian.

               14. SALES OF SECURITIES. Promptly after each decision by the Adviser to sell securities or exercise an option written by the Fund on behalf of a Portfolio, the Fund, through the Adviser, shall deliver to Mercantile, Oral or Electronic Instructions specifying with respect to each such sale: (a) the name of the issuer and the title of the security; (b) the number of shares or principal amount sold, and accrued interest, if any; (c) the date of sale; (d) the sale price per unit; (e) the total amount payable to the Fund upon such sale; (f) the Portfolio of the Fund selling such securities; and (g) the name of the broker through whom or the person to whom the sale was made. Mercantile shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, PROVIDED that the same conforms to the total amount payable and the Portfolio as set forth in such Oral or Electronic Instructions. Subject to the foregoing, Mercantile may accept payment in such form as shall be satisfactory to it and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities. The Fund agrees that Mercantile shall incur no liability to the Fund in acting upon such sale transactions without the broker's or dealer's confirmation or payee's invoice in those cases where settlement occurs on the same or next business day and is thereby prior to the receipt of such confirmation or invoice, PROVIDED that such confirmation or invoice as the case may be is promptly transmitted to the Fund's accountant responsible to review and reconcile the Fund's records with the records of the Custodian.

               15. CORRESPONDENCE. Mercantile shall answer correspondence from securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Mercantile and the Fund.

               16. RECORDS. Mercantile shall keep and maintain appropriate financial books and records with respect to its duties hereunder for the Fund. The books and records pertaining to the Fund which are in the possession of Mercantile shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund or the Fund's authorized representatives shall have access to such books and records at all times during Mercantile's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Mercantile to the Fund or the Fund's authorized representative at the Fund's expense.

               17. REPORTS. Mercantile shall furnish the Fund the following reports with respect to each Portfolio of the Fund:

                  (a) to the Fund's accountant, weekly transaction notations that include the information specified in (a) through (g) of Paragraph 13 (with respect to securities, purchases) and (a) through (g) of Paragraph 14 (with respect to securities' sales);

                  (b) a monthly statement summarizing all transactions and entries for the account of the Fund, listing the portfolio securities belonging to the Portfolio with the adjusted average cost of each issue and the market value at the end of such month, and stating the cash account of the Portfolio showing disbursements; and

                  (c) such periodic and special reports as the Fund may reasonably request and such other information as may be agreed upon from time to time between the Fund and Mercantile.

               18. COOPERATION WITH ACCOUNTANTS. Mercantile shall cooperate with the Fund's independent auditors and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such auditors for the expression of their opinion as such may be required from time to time by the Fund.

               19. CONFIDENTIALITY. Mercantile agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Distributor and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not unreasonably be withheld and may not be withheld where Mercantile may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge this information by duly constituted authorities or when so requested by the Fund.

               20. EQUIPMENT FAILURES. In the event of equipment failures beyond Mercantile's control, Mercantile shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Mercantile shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

               21. RIGHT TO RECEIVE ADVICE.

                  (a) ADVICE OF FUND. If Mercantile shall be in doubt as to any action to be taken or omitted by it, the Bank may request, and shall receive, from the Fund directions or advice, including Oral, Written or Electronic Instructions where appropriate.

                  (b) ADVICE OF COUNSEL. If Mercantile shall be in doubt as to any question of law involved in any action to be taken or omitted by Mercantile, the Bank may request advice at its own cost from counsel of its own choosing (who may be counsel for the Adviser Administrator, Distributor, Transfer Agent, a Service Organization, the Fund, or Mercantile, at the option of Mercantile).

                  (c) CONFLICTING ADVICE. In case of conflict between directions or advice (including Oral, Written or Electronic Instructions) received by Mercantile pursuant to subparagraph (a) of this paragraph and advice received by Mercantile pursuant to subparagraph (b) of this paragraph, Mercantile shall be entitled to rely on and follow the advice received pursuant to the latter provisions alone.

                  (d) PROTECTION OF MERCANTILE. Mercantile shall be protected in any action or inaction which it takes in reliance on any directions or advice (including Oral, Written or Electronic Instructions) received pursuant to subparagraphs (a) or (b) of this paragraph which Mercantile, after receipt of such directions or advice, reasonably and in good faith believes to be consistent with such directions or advice, as the case may be. However, nothing in this paragraph shall be construed as imposing upon Mercantile any obligation
(i) to seek such directions or advice (including Oral, Written or Electronic Instructions), or (ii) to act in accordance with such directions or advice when received, unless under the terms of another provision of this Agreement, the same is a condition to Mercantile's properly taking or omitting to take such action. Nothing in this subsection shall excuse Mercantile when an action or omission on the part of Mercantile constitutes willful misfeasance, bad faith, negligence or reckless disregard by Mercantile of its duties under this Agreement.

               22. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Fund assumes full responsibility for insuring that the contents of the Prospectus comply with all applicable requirements of the 1933 Act, the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

               23. COMPENSATION. As sole compensation for the services rendered by Mercantile during the term of this Agreement, the Fund will pay to Mercantile such monthly fees as the parties may agree upon from time to time in writing for each Portfolio of the Fund.

               24. INDEMNIFICATION. The Fund as sole owner of the Property, agrees to indemnify and hold harmless Mercantile and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1940 Act, the Securities Exchange Act of 1934, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, all as or as to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which Mercantile takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral, Written or Electronic Instructions, PROVIDED that neither Mercantile nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of Mercantile's or such nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or responsibilities under this Agreement. In the event of any advance of cash for any purpose made by Mercantile resulting from Oral, Written or Electronic Instructions of the Fund, or in the event that Mercantile or its nominee shall incur or be assessed an, taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any Property at any time held for the account of the Fund shall be security therefor.

               25. RESPONSIBILITY OF MERCANTILE. Mercantile shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Mercantile in writing. Mercantile shall have no liability for any action or inaction of a prior custodian in connection with its duties and responsibilities under a prior custodian agreement. In the performance of its duties hereunder, Mercantile shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement. Mercantile shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not specifically set forth in this Agreement, Mercantile shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Mercantile or reckless disregard by Mercantile of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Mercantile in connection with its duties under this Agreement shall not be under any duty or obligation to enquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral, Written or Electronic Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which Mercantile reasonably believes to be genuine; (b) the validity or invalidity of the issuance of any securities included or to be included in the Property, the legality or illegality of the purchase of such securities, or the propriety or impropriety of the amount paid therefor; (c) the legality or illegality of the sale (or exchange) of any Property or the propriety or impropriety of the amount for which such Property is sold or exchanged); or (d) delays or errors or loss of data occurring by reason of circumstances beyond Mercantile's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown except as provided in Paragraph 20 hereof, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, nor shall Mercantile be under any duty or obligation to ascertain whether any Property at any time delivered to or held by Mercantile may properly be held by or for the Fund.

               26. COLLECTIONS. All collections of moneys or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by Mercantile) shall be at the sole risk of the Fund. In any case in which Mercantile does not receive any payment due the Fund within a reasonable time after Mercantile has made proper demands for the same, it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await instructions from the Fund. Mercantile shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. Mercantile shall also notify the Fund pursuant to Paragraph 6(b) whenever income due on securities is not collected in due course.

               27. DURATION AND TERMINATION. This Agreement shall continue until termination by the Fund or Mercantile on sixty (60) days' written notice. Upon any termination of this Agreement, the Fund shall pay to Mercantile such fees, compensation, costs and expenses as may be due subject to Paragraph 23 hereof as of the date of such termination and any such reasonable costs, expenses and disbursements as may be incurred by the Bank in connection with such termination.

                  (a) If a successor custodian is appointed by the Fund's Board of Directors in accordance with its Articles or By-Laws, upon Written Instructions Mercantile shall no later than the termination date deliver to such successor custodian at the Bank's office, duly endorsed and in form for transfer, all securities then held hereunder and all cash or other Property of the Fund deposited with or held by Mercantile hereunder.

                  (b) Pending appointment of a successor to Mercantile or vote of the Shareholders' to dissolve or to function without a custodian of its cash, securities or other Property, Mercantile shall not deliver cash, securities or other Property of the Fund to the Fund, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars ($20,000,000) as a custodian for the Fund to be held under terms similar to those of this Agreement; PROVIDED, however, that Mercantile shall not be required to make any such delivery or payment until full payment shall have been made by the Fund of all liabilities constituting a charge on or against the Properties of the Fund then held by Mercantile or on or against Mercantile and until full payment shall have been made to Mercantile of all of its fees, compensation, costs and expenses, subject to the provisions of Paragraph 23 of this Agreement.

               28. NOTICES. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, facsimile or electronic sending device. Notices shall be addressed (a) if to Mercantile at its address, 7th and Washington Streets, St. Louis, Missouri 63601, marked for the attention of the Custodian Services Department (or its successor); (b) it to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as to which the sender of any such Notice or other communication shall have been notified. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, facsimile or electronic sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, facsimile or electronic sending device, it shall be deemed to have been given immediately. All postage, telegram, facsimile or electronic sending device or other similar charges arising from the sending of a Notice hereunder shall be paid by the sender.

               29. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

               30. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

               31. DELEGATION. On thirty (30) days, prior written notice to the Fund, Mercantile may assign its rights and delegate its duties hereunder to any bank having the qualifications provided in Section 17(f) of the 1940 Act, PROVIDED that Mercantile and its delegate shall promptly provide such information as the Fund may request and respond to such questions as the Fund may ask relative to the delegation, including (without limitation) the capabilities of the delegate. Mercantile shall remain liable to the Fund for performance of its duties to the Fund notwithstanding any delegation.

               32. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               33. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes any and all prior agreements and understandings relating to the subject matter hereof, PROVIDED that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral, Written or Electronic Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Missouri and governed by Missouri law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

[SEAL]                                     THE ARCH FUND, INC.


Attest:                                    By/s/ Jerry Woodham
       -----------------------               ------------------------
                                              (Name and Title)

[SEAL]                                     MERCANTILE BANK OF ST. LOUIS
                                                  NATIONAL ASSOCIATION


Attest:                                    By/s/ Doug Foxx
       -----------------------               -------------------------
                                              (Name and Title)